    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 18, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                POWER-ONE, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                 77-0420182
(State of incorporation)      (I.R.S. Employer
                           Identification Number)

                                740 CALLE PLANO
                          CAMARILLO, CALIFORNIA 93012
                                 (805) 987-8741

          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                               STEVEN J. GOLDMAN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                POWER-ONE, INC.
                                740 CALLE PLANO
                          CAMARILLO, CALIFORNIA 93012
                                 (805) 987-8741
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------
                                   COPIES TO:
                            ALLISON M. KELLER, ESQ.
                             O'MELVENY & MYERS LLP
                      1999 AVENUE OF THE STARS, SUITE 700
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 553-6700
                         ------------------------------
 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS DETERMINED BY
                               MARKET CONDITIONS.
                         ------------------------------
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------
                        CALCULATION OF REGISTRATION FEE

                                                   AMOUNT TO        PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                     BE           OFFERING PRICE PER        AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED            REGISTERED(1)(2)           UNIT           OFFERING PRICE(3)    REGISTRATION FEE
Common Stock(4)(5)..........................
Preferred Stock(5)..........................
Debt Securities(5)..........................
Total.......................................     $850,000,000             100%             $850,000,000           $224,400

(1) In U.S. Dollars or the equivalent thereof in one or more foreign or composite currencies.
(2) Plus such additional principal amount as may be necessary such that the aggregate initial offering price of all debt securities, if any, issued with original issue discount will equal their aggregate principal amount at maturity.
(3) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457.
(4) Shares of common stock are accompanied by the registrant's preferred stock purchase rights issued pursuant to a rights agreement entered into in
    August 2000 between the registrant and the American Stock Transfer & Trust Company, as rights agent. Until the occurrence of certain prescribed events, these rights are not exercisable, are evidenced by the certificates for the common stock and will be transferred along with and only with such securities.
(5) Includes such indeterminate principal amount of debt securities, such indeterminate number of shares of preferred stock, such indeterminate number of shares of common stock, and such indeterminate principal amount of debt securities, or number of shares of preferred stock or common stock as may be issued upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable debt securities or preferred stock (including any securities issuable upon stock splits and similar transactions pursuant to Rule 416 under the Securities Act).
                         ------------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             Subject To Completion
                 Preliminary Prospectus Dated            , 2000

PROSPECTUS

                                     [LOGO]

                                POWER-ONE, INC.

    By this prospectus, we may offer from time to time the following types of securities:

    - shares of common stock;

    - shares of preferred stock; or

    - debt securities, consisting of notes or other evidences of indebtedness.

    These securities will have an aggregate initial public offering price not to exceed $850,000,000. We may offer and sell the securities separately or together in any combination and as separate series. Some of the shares of common stock that we are registering may also be offered from time to time by selling stockholders. At the time of sale, we will determine and set forth in a prospectus supplement the amounts, prices, form, designation, specific terms, selling stockholder information and offering terms of each issuance of securities together with our net proceeds from the sale of securities.

    You should read this information carefully before you invest. Where applicable, the prospectus supplement will also contain information about material United States Federal income tax considerations relating to the securities and any listing of the securities on a national securities exchange. Our common stock trades on the Nasdaq National Market under the symbol "PWER."

    IF THE TERMS OF PARTICULAR SECURITIES DESCRIBED IN A PROSPECTUS SUPPLEMENT ARE DIFFERENT FROM THE TERMS DESCRIBED IN THIS PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN THE PROSPECTUS SUPPLEMENT.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    This information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                The date of this prospectus is October   , 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
ABOUT THIS PROSPECTUS.......................................      3
WHERE YOU CAN FIND MORE INFORMATION.........................      3
INCORPORATION OF INFORMATION FILED WITH THE SEC.............      3
POWER-ONE, INC..............................................      5
USE OF PROCEEDS.............................................      6
FORWARD-LOOKING STATEMENTS..................................      6
RISK FACTORS................................................      7
RATIO OF EARNINGS TO FIXED CHARGES..........................     12
DESCRIPTION OF STOCK........................................     13
DESCRIPTION OF DEBT SECURITIES..............................     15
PLAN OF DISTRIBUTION........................................     19
LEGAL MATTERS...............................................     20
EXPERTS.....................................................     20

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement on Form S-3 using a "shelf" registration process. Under this shelf process, we and any selling stockholder may sell the securities described in this prospectus in one or more offerings in an aggregate principal amount of up to $850,000,000. This prospectus provides you with a general description of the securities. Each time we sell the securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information about us that can be obtained as described under the heading "Where You Can Find More Information."

    As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus omits information contained or incorporated by reference in the registration statement. Because statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, you should refer to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the Commission.

    You should rely only on the information incorporated by reference or provided in this prospectus and in the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. You may obtain copies of the registration statement, or any document which we have filed as an exhibit to the registration statement or to any other Securities and Exchange Commission filing, either from the Commission or from our transfer agent as described below. You should not assume that the information in this prospectus or in the accompanying prospectus supplement is accurate as of any date other than the dates printed on the front of each such document.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy our SEC filings at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may also request copies of our SEC filings by writing to the SEC's Public Reference Room and paying a duplicating fee. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our electronic SEC filings are available on the Internet through the SEC's website at www.sec.gov.

                INCORPORATION OF INFORMATION FILED WITH THE SEC

    The SEC allows us to "incorporate by reference" the information we file with the SEC, which means:

    - incorporated documents are considered part of this prospectus;

    - we can disclose important information to you by referring you to those documents; and

    - later information that we file with the SEC will automatically update and supersede this incorporated information.

    We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

    - Annual Report on Form 10-K for the fiscal year ended January 2, 2000;

    - Quarterly Reports on Form 10-Q for the quarters ended April 2, 2000 and July 2, 2000;

    - Current Reports on Form 8-K and Form 8K/A filed March 13, 2000, April 20, 2000, June 20, 2000, July 17, 2000 and August 9, 2000; and

    - Definitive Proxy Statements filed April 7, 2000 and August 8, 2000.

    We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until the offering of the securities is completed or after the date of this initial registration statement and before the effectiveness of the registration statement:

    - any reports filed under Sections 13(a) and (c) of the Exchange Act;

    - any reports filed under Section 14 of the Exchange Act; and

    - any reports filed under Section 15(d) of the Exchange Act.

    You may request a copy of these filings, at no cost, by writing or calling our transfer agent, American Stock Transfer & Trust Company, at 40 Wall Street, New York, New York, 10065, or by telephoning (212) 936-5100.

                                POWER-ONE, INC.

    ALL REFERENCES TO SHARES IN THIS PROSPECTUS REFLECT THE THREE-FOR-TWO SPLIT OF OUR COMMON STOCK ON JUNE 2, 2000, AND THE TWO-FOR-ONE SPLIT OF OUR COMMON STOCK ON SEPTEMBER 11, 2000, EACH EFFECTED IN THE FORM OF A STOCK DIVIDEND.

    OUR FISCAL YEAR IS THE 52- OR 53-WEEK PERIOD ENDING ON THE SUNDAY NEAREST TO DECEMBER 31, AND OUR QUARTERS ARE THE 13- AND 14-WEEK PERIODS ENDING ON THE SUNDAY NEAREST TO MARCH 31, JUNE 30, SEPTEMBER 30 AND DECEMBER 31. FOR CLARITY OF PRESENTATION, WE HAVE DESCRIBED YEAR-ENDS PRESENTED AS IF THE YEAR ENDED ON DECEMBER 31 AND QUARTER-ENDS PRESENTED AS IF THE QUARTERS ENDED ON MARCH 31, JUNE 30, SEPTEMBER 30 AND DECEMBER 31. AS SUCH, THE YEARS ENDED DECEMBER 31, 1997 AND 1998 REPRESENT 52-WEEK YEARS AND THE YEAR ENDED DECEMBER 31, 1999 REPRESENTS A 53-WEEK YEAR. THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 REPRESENT 26-WEEK PERIODS.

                                  OUR BUSINESS

    We are a leading designer and manufacturer of power conversion products. We develop these products primarily for the communications infrastructure market, whose rapid growth is being fueled by the proliferation of Internet usage and the convergence of voice, data and video applications. Our products are used to convert and process electrical energy to the high levels of quality and reliability and precise levels of direct current required by the digital economy. With more than 2,500 products, we have one of the most comprehensive product lines in the power conversion industry, and are one of only a few companies that can power virtually every segment of a communications infrastructure network.

    Our products include AC/DC power supplies that convert alternating current
(AC) voltage to direct current (DC) voltage used primarily in small networking systems, large scale data processors and industrial equipment; DC/DC power supplies that modify DC voltage into other levels of DC voltage used primarily to control power on communications printed circuit boards; and DC power systems that convert AC voltage to DC voltage used primarily to power large communications networks and cellular communications. Our products are not designed for use in personal computers, mobile phones or other consumer products.

    In addition to our broad product line, we believe that we have several key advantages that have enabled us to develop a leading brand for our products:

    - we have recruited and been able to retain what we believe are some of the most highly skilled and innovative technical staff in the industry;

    - we have a reputation for quality and reliability as a result of our rigorous internal quality controls and track record of producing reliable products; and

    - we are able to respond quickly to our customers' needs with our wide range of standard product offerings and their modular architecture, as well as our global manufacturing and distribution capabilities.

    While we sell approximately 60% of our products to our top 25 customers, we sell our products to over 10,000 customers worldwide. According to Micro-Tech Consultants, the total power conversion market is currently estimated to be $24 billion. Our largest customer is Cisco, which accounted for 14.2% of our sales in 1999 and 18.1% of our sales in the first half of 2000. Our other communications infrastructure customers include Alcatel, Nokia, Nortel and Ericsson. We are also beginning to sell to high-growth, emerging technology companies such as Juniper Networks, Extreme Networks and Sycamore Networks. Key customers in other industries include Agilent, Coherent Laser, Siemens and Teradyne.

    Our net sales have increased from $150 million for the twelve months ended June 30, 1999 to $337 million for the twelve months ended June 30, 2000, representing an annual growth rate of 124%. Our six-month order backlog has also grown considerably, from $67 million at December 31, 1999 to $197 million at June 30, 2000. In addition to our rapid growth in revenue and backlog, our gross profit margin has been approximately 39% during the past three years.

    Since December 31, 1999, in addition to our internal growth, we have expanded our product offerings, scale and geographic breadth through two significant acquisitions. In February 2000, we acquired HC Power, Inc., or HC Power, headquartered in Southern California, which sells large DC power systems to communications infrastructure manufacturers in North America. In May 2000, we acquired Powec AS, or Powec, headquartered in Norway, which sells its small- and medium-sized DC power systems to these same types of manufacturers in Europe and Asia. The combination of these two acquisitions has given us the ability to manufacture and sell globally virtually every size of DC power system used by the communications industry.

    We currently have domestic operations in Camarillo, California, Boston, Massachusetts and Irvine and Costa Mesa, California. Our international operations are located in the Dominican Republic, Mexico, Puerto Rico, Ireland, Slovakia, Switzerland, Germany, Australia, Singapore, Norway, the United Kingdom and China.

                               BUSINESS STRATEGY

    We are focused on becoming the worldwide leader in power conversion equipment for the rapidly growing global communications infrastructure market. To achieve this objective, we plan to:

    - expand product lines, including DPA products;

    - cross-sell products on a global basis;

    - continue to acquire and invest in strategic businesses and technologies;
      and

    - develop technologies to enable alternative energy solutions.

    We were incorporated in Delaware in January 1996 as the successor to a business formed in 1973. Our principal executive offices are located at 740 Calle Plano, Camarillo, California, 93012, and our telephone number is
(805) 987-8741. You can find our website at www.power-one.com. The information found on our website is not a part of this prospectus.

    In this prospectus, "Power-One," "we," "us" and "our" refer to Power-One, Inc. and its subsidiaries. Power-One is the issuer of all the securities offered under this prospectus.

                                USE OF PROCEEDS

    We intend to use the net proceeds from the sale of the securities for repayment of debt and general corporate purposes, including possible acquisitions and strategic investments in new technologies, unless the prospectus supplement states otherwise. We may use the net proceeds initially to reduce short-term borrowings or invest in short-term securities.

                           FORWARD-LOOKING STATEMENTS

    Some of the statements in this prospectus or incorporated by reference are forward-looking. You can identify these statements by the use of words like "may," "will," "could," "project," "believe," "anticipate," "expect," "plan," "estimate," "forecast," "potential," "intend," "continue" and variations of these words or comparable words. Forward-looking statements do not guarantee future performance and involve risks and uncertainties. Actual results may differ substantially from the results that the forward-looking statements suggest for various reasons, including those discussed under "Risk Factors."

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS WE ARE NOT PRESENTLY AWARE OF OR THAT WE CURRENTLY BELIEVE ARE IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. OUR BUSINESS COULD BE HARMED BY ANY OF THESE RISKS. THE TRADING PRICES OF OUR SECURITIES COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. IN ASSESSING THESE RISKS, YOU SHOULD ALSO REFER TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND RELATED NOTES.

INTERRUPTIONS OR DELAYS IN OBTAINING COMPONENTS FOR OUR PRODUCTS COULD IMPAIR
  OUR BUSINESS.

    We depend on suppliers of the components that we use in our products to make timely shipments. We typically use a primary source of supply for each component. It could take a long time to establish alternate sources of supply. From time to time component shortages have caused us either to delay shipments or pay higher prices for the components. Currently there is an industrywide shortage of certain supplies required in power conversion products. In recent months, these component shortages have become more prevalent and, as a result, some suppliers are allocating or filling only portions of orders from customers such as us. We expect this trend to continue from time to time in the future. We are also experiencing longer lead times for procuring various components. Consequently, we have had to reschedule some deliveries to our customers and, in some cases, purchase parts at somewhat higher prices indirectly from distributors, rather than directly from our component manufacturers. While these component shortages have not had a material adverse effect on our business to date, any shortages, delays or component price increases could increase product delivery times and manufacturing costs and reduce our gross margins.

IF GROWTH IN THE COMMUNICATIONS INDUSTRY SLOWS, DEMAND FOR OUR PRODUCTS COULD BE
  SIGNIFICANTLY REDUCED, WHICH WOULD HARM OUR REVENUE GROWTH.

    Our sales to the communications industry have increased from 25% of our total sales in 1998 to 61% for the six months ended June 30, 2000. A downturn in the growth of the communications industry could result in reduced sales to most of our customers. This would have the effect of reducing our future revenue from our current projections or from historical levels. Current growth in the communications industry is being driven primarily by expansion of Internet, broadband and wireless networks. Our future revenue growth depends in large part on the continued growth of these services as widely used media for commerce and communication.

PRICE EROSION MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR MARGINS AND
  PROFITABILITY.

    The power supply manufacturing industry is generally characterized by intense competition. We do not believe that price is typically the basis on which orders are won or lost. Rather, we believe that the principal bases of competition in our targeted markets are breadth of product line, quality, reliability, technical knowledge, flexibility and readily available products. However, we believe that price becomes a more important competitive factor when competition increases, when an economic downturn occurs or when we negotiate high volume orders. Future downward pressure on prices could have a material adverse effect on our operating results.

IF WE FAIL TO MANAGE OUR GROWTH EFFECTIVELY, WE MAY LOSE BUSINESS AND EXPERIENCE
  REDUCED PROFITABILITY.

    We have significantly increased our business within a short period of time through our acquisitions of Melcher, International Power Devices, or IPD, HC Power and Powec. As a result of these acquisitions, internal growth and the transfer of production to our Mexico and Dominican Republic factories, the number of our employees has grown from 1,841 as of December 31, 1998 to approximately 5,700 as of June 30, 2000, resulting in a strain on our infrastructure and internal systems. If we are to grow successfully, we must:

    - train our new employees;

    - manage increases in our production levels and transfers of production;

    - attract and retain qualified management and technical personnel;

    - improve our operational, administrative and financial systems;

    - implement our Oracle Enterprise Resource Planning, or ERP, system in our operations; and

    - manage multiple relationships with various customers and suppliers.

    We may not be able to accomplish all or any of these tasks, and our failure to do so would have a material adverse effect on our operating results. Any inability to manage our growth could also lead to delayed shipment and cancellation of customer orders.

WE MAY ENCOUNTER PROBLEMS IN INTEGRATING THE OPERATIONS OF COMPANIES THAT WE
  HAVE ACQUIRED.

    From time to time, we have made various acquisitions and entered into joint venture arrangements intended to complement or expand our business. We acquired HC Power and Powec in the first half of 2000. We are in the process of transferring production from the four companies we acquired since August 1998 to our Mexico and Dominican Republic facilities. The success of these transactions depends on our ability to:

    - retain key management members and technical personnel of the acquired companies;

    - successfully merge corporate cultures and operational and financial systems;

    - realize sales and cost reduction synergies; and

    - operate in areas of the world in which we have little or no prior experience.

    We may encounter difficulties in integrating acquired assets with our operations. Furthermore, we may not realize the benefits we anticipated when we entered into these transactions. In addition, after we have completed an acquisition, our management must be able to assume significantly greater responsibilities, and this in turn may cause them to divert their attention from our existing operations. Any of the foregoing could have a material adverse effect on our business and results of operations.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH FUTURE ACQUISITIONS AND JOINT VENTURES.

    We intend to continue to pursue acquisitions of businesses, products and technologies, or enter into joint venture arrangements, that could complement or expand our business. We will not be able to acquire other businesses if we cannot identify suitable acquisition opportunities or obtain acceptable financing. The negotiation of potential acquisitions or joint ventures as well as the integration of an acquired business, product or technology could require us to incur significant costs and cause diversion of management's time and resources. Future acquisitions by us could result in the following consequences:

    - dilutive issuances of equity securities;

    - incurrence of debt and contingent liabilities;

    - impairment of goodwill and other intangibles;

    - research and development write-offs; and

    - other acquisition-related expenses.

We may not be able to raise additional funds on terms acceptable to us or in amounts sufficient for us to meet our requirements. Further, future acquisitions and joint ventures will be subject to the same integration risks described above for those already completed. Failure to achieve the anticipated benefits of any acquisition or to successfully integrate the operations of the acquired companies could also harm our business and results of operations.

IMPLEMENTATION OF OUR ORACLE ERP SYSTEM HAS CAUSED AND MAY CONTINUE TO CAUSE
  OPERATIONAL INEFFICIENCIES DURING THE CONVERSION PROCESS.

    We have converted our California and Mexico facilities to a new Oracle ERP system. We are in the process of converting all of our other facilities to this system. The conversion process is complicated and requires, among other things, that data from our existing computer systems be made Oracle-compatible and that our employees be trained for the Oracle ERP system. As a result of switching to the Oracle ERP at our California and Mexico plants, we experienced delays in the ordering of materials, inventory-tracking problems and other inefficiencies that delayed shipments of products to customers. Resolution of those problems in some cases required manual data entry and processing, which increased manpower needs and reduced our efficiency. Implementation of Oracle at our other manufacturing locations may cause similar or other difficulties. Delays in shipping products to customers may lead to customer dissatisfaction and result in cancellations of orders, which could have a material adverse effect on our operating results.

OUR SUCCESS DEPENDS ON OUR ABILITY TO RETAIN OUR SENIOR MANAGEMENT AND TO
  ATTRACT AND RETAIN KEY TECHNICAL PERSONNEL.

    If we lose one or more members of our senior management, or if we cannot attract and retain qualified management or highly technical personnel, our operating results could be adversely affected. Our capacity to develop and implement new technologies depends on our ability to employ personnel with highly technical skills. Competition for such qualified technical personnel is intense due to the relatively limited number of power supply engineers worldwide. We believe that this supply will remain constrained because of the limited number of engineering students concentrating on power conversion.

CANCELLATIONS, REDUCTIONS OR DELAYS IN PURCHASES COULD CAUSE OUR QUARTERLY
  RESULTS TO FLUCTUATE.

    We do not obtain long-term purchase orders or commitments from our customers, and customers may cancel, reduce or postpone orders without penalty. Cancellations, reductions or delays in orders could substantially reduce our backlog and adversely affect our net sales, gross profit and operating results, especially if we are unable to replace such orders. Our expense levels are based, in part, on expected future revenues and are relatively fixed once set. Our expectations for net sales beyond 90 days are based partially on our own estimate of future demand rather than on firm customer orders. Because a substantial portion of our quarterly net sales is made in the last month of a quarter, we are limited in our ability to reduce expenses quickly if for any reason net sales do not meet our expectations in a particular period. Therefore, fluctuations in net sales, particularly if customers cancel, postpone or delay orders or sales or if sales fail to meet our expectations, may adversely impact our operating results.

    Fluctuations in customer needs may also affect our mix of products and volume of orders, which in turn affect our gross margin and operating results. High-volume orders, especially orders which require modification of our standard products, if cancelled, may substantially increase the risk of inventory obsolescence and write-offs due to excess manufacturing capacity. These factors have caused our quarterly results to fluctuate in the past and may continue to do so in the future.

WE RELY ON A FEW MAJOR CUSTOMERS FOR A MATERIAL PORTION OF OUR BUSINESS AND THE
  LOSS OF ANY OF THOSE CUSTOMERS COULD REDUCE OUR NET INCOME AND OPERATING RESULTS.

    A few customers account for a material portion of our net sales each year. Cisco represented 14.2% of our net sales during 1999 and 18.1% during the first half of 2000. For the same periods, our top 25 customers, accounted for approximately 53% and 60% of our net sales, respectively. If we lose any of these customers, or if any of them reduces or cancels a significant order, our net sales and operating results could decrease significantly.

FAILURE TO ANTICIPATE TRENDS IN THE TYPE OF POWER CONVERSION PRODUCTS OUR
  CUSTOMERS WILL DEMAND MAY ADVERSELY AFFECT OUR BUSINESS.

    Because we have many customers in the communications industry, the factors and economic trends that affect these companies also affect our business. The communications industry has experienced rapid change in recent years. With advances in technology, communications service providers offer a more varied range of services. In particular, increasing Internet usage, the emerging demand for broadband services and the increasing demand for wireless services have contributed to the growth of the communications industry. Because these technological advances have required significantly greater and more reliable power, the demand for newer generation power conversion products has also grown. To respond to the needs of our customers in the communications industry, we must continuously develop new and more advanced products at lower prices. Our inability to properly assess developments in the communications industry or to anticipate the needs of our customers could cause us to lose some or all of these customers and prevent us from obtaining new customers.

MUCH OF OUR BUSINESS IS SUBJECT TO RISKS ASSOCIATED WITH OPERATIONS IN FOREIGN
  COUNTRIES.

    Many of our operations are located outside of the United States and consequently are vulnerable to:

    - imposition of tariffs, quotas, taxes and other market barriers;

    - restrictions on the export or import of technology;

    - greater difficulty in accounts receivable collection and longer collection periods;

    - inconsistent regulations and unexpected changes in legislation or regulatory requirements;

    - political and economic instability;

    - work stoppages and difficulties in staffing and managing international operations; and

    - fluctuations in the value of the U.S. dollar relative to foreign currencies.

    Historically, we have not hedged against any currency exchange rate risks. The occurrence of any of these factors may adversely affect our operating results.

WE WILL BE REQUIRED TO PAY SUBSTANTIAL UNITED STATES INCOME TAXES IF WE
  REPATRIATE EARNINGS FROM OUR FOREIGN OPERATIONS WITH LOWER TAX RATES.

    We do not pay U.S. federal or state income taxes on earnings from our foreign operations as long as we do not repatriate the earnings. As of June 30, 2000, our foreign subsidiaries had accumulated unremitted earnings of approximately $32.0 million. If we decide to bring these funds into the United States, we will have to pay U.S. taxes on them at the applicable rates. The resulting increase in income tax expense would decrease our net income.

ANY FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY COULD HAVE A MATERIAL ADVERSE
  EFFECT ON OUR BUSINESS.

    We rely upon a combination of patents, trademarks, contractual provisions and trade secret laws to protect our proprietary rights in certain of our products. Our competitors may, however, misappropriate our technology or independently develop technologies that are as good as, or better than, ours. Additionally, the laws of some foreign countries do not protect our proprietary rights as much as U.S. laws do. We currently own several patents and may apply for additional patents, but the U.S. Patent and Trademark Office may reject some or all of our patent applications. The patents that the U.S. government issues to us may not provide us with a competitive advantage or create a sufficiently broad claim to protect the technology that we develop. Furthermore, our competitors may challenge or circumvent our patents, and some of our patents may be invalidated. Litigation may be necessary to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity of and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Litigation could result in substantial costs and diversion of resources and could have a significant adverse effect on operating results.

WE FACE, AND MIGHT IN THE FUTURE FACE, INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS
  THAT MIGHT BE COSTLY TO RESOLVE.

    We have from time to time received, and may in the future receive, communications from third parties asserting patent or other intellectual property rights covering our products. If any litigation were to occur as a result of such allegations in the future, and if we do not prevail in any such litigation, our operating results could be significantly adversely affected.

    In addition, our industry is characterized by uncertain and conflicting intellectual property claims and vigorous protection and pursuit of intellectual property rights or positions, which have on occasion resulted in significant and often protracted and expensive litigation. We cannot assure you that intellectual property claims will not be made against us in the future or that we will not be prohibited from using our technologies subject to any such claims or that we will not be required to obtain licenses and make corresponding royalty payments. In addition, the necessary management attention to, and legal costs associated with, litigation could have a significant adverse effect on operating results.

OUR STOCK PRICE FLUCTUATES AS A RESULT OF THE CONDUCT OF OUR BUSINESS AND STOCK
  MARKET FLUCTUATIONS.

    The market price of our common stock has experienced significant fluctuations and may continue to fluctuate significantly. The market price of our common stock may be significantly affected by a variety of factors, including:

    - statements or changes in opinions, ratings or earnings estimates or buy/sell recommendations made by brokerage firms or industry analysts relating to the market in which we do business or relating to us specifically;

    - the announcement of new products or product enhancements by us, our competitors or our customers;

    - technological innovations by us or our competitors;

    - quarterly variations in our results of operations; and

    - the operating and stock price performance of comparable companies.

    In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on market prices for many high technology companies such as us. These fluctuations are often unrelated to the operating performance of the specific companies. Such fluctuations may adversely affect the market price of our common stock.

OUR FINANCIAL RESULTS MAY BE AFFECTED BY FACTORS OUTSIDE OUR CONTROL.

    Our quarterly and annual operating results are affected by a wide variety of factors that could adversely affect sales or profitability or lead to significant variability of our operating results. Our operating results could be affected by the following factors:

    - our inability to meet increasing demand and delivery schedules due to a shortage in supplies or other factors;

    - competitive and customer-driven pricing pressures;

    - changes in the mix of products sold;

    - volume of orders shipped;

    - market acceptance of our products and our customers' products;

    - fluctuations in manufacturing yields; and

    - fluctuations in currency exchange rates.

    Moreover, we are limited in our ability to reduce costs quickly in response to any revenue shortfalls due to the need to make ongoing and significant capital investments. As a result of the foregoing factors, we may experience material adverse fluctuations in our future operating results on a quarterly or annual basis. Results of operations in any periods, therefore, should not be considered indicative of the results to be expected for any future period.

OUR CHARTER CONTAINS PROVISIONS THAT MAY HINDER OR PREVENT A CHANGE IN CONTROL
  OF OUR COMPANY.

    Certain provisions of our certificate of incorporation could make it more difficult for a third party to obtain control of us, even if such a change in control would benefit our stockholders. We have a staggered board of directors, which means that our stockholders can only elect approximately one third of the board at each annual meeting of stockholders. Stockholders must inform our corporate secretary before a stockholders' meeting of any business they wish to discuss and any directors they wish to nominate. Our certificate of incorporation also requires approval of 75% of our voting stock to amend certain provisions. Our board of directors can issue preferred stock without stockholder approval. Your rights could be adversely affected by the rights of holders of preferred stock that we issue in the future. Finally, we have a stockholder rights plan that allows our stockholders to purchase preferred stock at a reduced price if certain parties attempt to acquire a substantial interest in us without the approval of our board of directors. Any one of the provisions discussed above could discourage third parties from obtaining control of us. Such provisions may also impede a transaction in which our stockholders could receive a premium over then current market prices and our stockholders' ability to approve transactions that they consider in their best interests.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our ratio of earnings to fixed charges for the periods shown:

                                                           SIX MONTHS
                                                              ENDED                           FISCAL YEAR ENDED
                                                            JUNE 30,                             DECEMBER 31,
                                                       -------------------   ----------------------------------------------------
                                                         2000       1999       1999       1998       1997       1996       1995
                                                       --------   --------   --------   --------   --------   --------   --------
RATIO OF EARNINGS TO FIXED CHARGES(1)................    14.4       3.0        6.4        7.4        4.0        2.1        5.1

--------------------------

(1) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before taxes, non-recurring items, stock compensation expense plus fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt expenses and one-third of rent expense which is deemed representative of an interest factor.

                              DESCRIPTION OF STOCK

    We may issue, from time to time, shares of one or more series or classes of our common or preferred stock. The following summary description sets forth some of the general terms and provisions of the stock. We will describe the specific terms of any series of stock that we issue as part of this offering in an applicable prospectus supplement. To the extent the description contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the stock, you should refer to the provisions of our certificate of incorporation, bylaws and the applicable prospectus supplement before you purchase these securities.

GENERAL

    Under our certificate of incorporation, we are authorized to issue
300 million shares of common stock and 30 million shares of preferred stock. As of October 11, 2000, 73,715,724 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. No other classes of capital stock are authorized under our certificate of incorporation. The issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

COMMON STOCK

    Each share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders. Holders of common stock may receive dividends only when the board of directors declares them, but our credit agreement prohibits us from paying dividends without obtaining prior approval. In certain cases, common stockholders may not receive dividends until we have satisfied our obligations to any preferred stockholders. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and any preferred stockholders. The common stock has no preemptive, conversion or other subscription rights, and there are no sinking fund provisions with respect to the common stock.

PREFERRED STOCK

    We can issue shares of preferred stock in series with such preferences and designations as our board of directors may determine. Our board can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights. This could dilute the voting strength of the holders of common stock and may help our management impede a takeover or attempted change in control.

    Our board is authorized to determine for each series of preferred stock, and the prospectus supplement will set forth with respect to any such series:

    - the designation of such shares and the number of shares that constitute such series;

    - the dividend rate (or the method of calculation thereof), if any, on the shares of such series and the priority as to payment of dividends with respect to other classes or series of our capital stock;

    - the dividend periods (or the method of calculating the dividend period);

    - the voting rights of the shares;

    - the liquidation preference and the priority as to payment of such liquidation preference with respect to the classes or series of preferred stock and any other rights of the shares of such series if we liquidate or wind-up our affairs;

    - whether or not and on what terms we can redeem or repurchase the shares from you;

    - whether and on what terms you may convert or exchange the shares for other debt or equity securities; and

    - any other material terms.

    The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement, the certificate of incorporation or the applicable certificate of designation or as otherwise required by law.

    Except as set forth in the applicable prospectus supplement, no series of preferred stock will be convertible into, or exchangeable for, other securities or property and no series of preferred stock will be redeemable or receive the benefit of a sinking fund. If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement plus any accrued and unpaid dividends. Holders of preferred stock will be entitled to receive these amounts before any distribution is made to the holders of common stock, but only after the liquidation preference has been fully paid on any shares of senior ranking preferred stock, if any. Neither the par value nor the liquidation preference is indicative of the price at which the preferred stock will actually trade on or after the date of issuance.

    In connection with the stockholder rights agreement (described below), our board of directors has authorized the reservation of 300,000 shares of junior participating preferred stock for issuance upon exercise of the rights. For a description of the rights agreement and the preferred shares, see "Stockholder Rights Plan" below.

STOCKHOLDER RIGHTS PLAN

    In August 2000, we distributed one right for each outstanding share of common stock. These rights allow our stockholders to purchase preferred stock at a reduced price if certain parties attempt to acquire a substantial interest in us without the approval of our board of directors. Each right entitles the registered holder to purchase from us, initially, one one-thousandth of a share of junior participating preferred stock at a purchase price of $625, subject to adjustment. The description and terms of the rights are set forth in a rights agreement between American Stock Transfer & Trust Company, as rights agent, and us. Any certificates representing shares of common stock we issue in this offering will contain a notation incorporating the rights agreement by reference. You should refer to the rights agreement for a more detailed description of the terms and provisions of the rights. You may obtain a copy of the rights agreement from us free of charge by contacting our transfer agent. See "Where You Can Find More Information."

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

    Our certificate of incorporation has several provisions that may delay or deter changes in our control or management. The certificate of incorporation establishes a classified board and requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. In addition, our certificate of incorporation and bylaws require that stockholders give advance notice to our Secretary of any directorship nominations or other business to be brought by stockholders at any stockholders' meeting. Our certificate of incorporation also requires the approval of 75% of our voting stock to amend certain of its provisions. These provisions may have the effect of delaying changes in our control or management, deterring hostile takeovers or deferring or preventing a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by the stockholders.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company. The transfer agent and registrar for each series of preferred stock will be designated in the applicable prospectus supplement.

                         DESCRIPTION OF DEBT SECURITIES

    We may issue, from time to time, one or more series or classes of debt securities. The following summary sets forth some of the general terms and provisions of the debt securities. We will describe the specific terms of any debt securities that we issue as part of this offering in an applicable prospectus supplement. To the extent the description contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement. Because this is a summary, it does not contain all of the information that may be important to you. For a more detailed description of the debt securities, you should refer to our certificate of incorporation, the applicable indenture for a specific series of the debt securities and the prospectus supplement before you purchase these debt securities.

    The debt securities will be issued under an indenture between us and the trustee for one or more series of debt securities designated in the applicable prospectus supplement or supplements. The following is a summary of certain provisions of the debt securities and of an indenture and does not contain all of the information that may be important to you. You should read all provisions of the indenture carefully, including the definitions of certain terms, before you decide to invest in the debt securities. A copy of the indenture, if and when executed, will be filed as an exhibit to the registration statement relating to the debt securities that includes this prospectus. See "Where You Can Find More Information."

GENERAL

    The debt securities will be direct obligations of Power-One. The priority of the debt securities with respect to other securities issued by us will be set forth in the indenture. The indenture may or may not limit the total principal amount of debt securities that we may issue under the indenture. We may issue debt securities from time to time in one or more series with terms different from or the same as those of previously issued debt securities, without the consent of the holders of previously issued series of debt securities, with the same or various maturities, at par, at a premium or with original issue discount up to the aggregate principal amount from time to time authorized by us for each series. The applicable prospectus supplement will describe the terms of the debt securities, including:

    - the title, aggregate principal amount and denominations;

    - the maturity date;

    - the principal amount payable whether at maturity or upon earlier acceleration, whether the principal amount will be determined with reference to an index, formula or other method, and the date or dates on which we agree to pay principal if other than on the maturity date;

    - the rate or rates per annum (which may be fixed or variable) at which we agree to pay interest and, if applicable, the method used to determine the rate or rates of interest;

    - the dates on which we agree to pay interest;

    - the place of transfer or payment for the debt securities, and the method of payment;

    - the provisions for redemption or repayment, if any, including the redemption and/or repayment price or prices and any remarketing arrangements;

    - the sinking fund requirements or amortization provisions, if any;

    - whether the debt securities are denominated or provide for payment in U.S. dollars or a foreign currency or units of two or more currencies;

    - the form (registered or bearer or both) in which the debt securities may be issued and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of debt securities in either form;

    - whether we will issue the debt securities in the form of one or more global securities and, in that case, the depositary for the global securities;

    - the title of the debt securities, the series of which the debt securities will be a part and the trustee with respect to the debt securities; and

    - any other terms.

    Please see the accompanying prospectus supplement you have received or will receive for the terms of the specific debt securities. We may deliver this prospectus before or together with the delivery of a prospectus supplement.

    The variable terms of debt securities are subject to change from time to time, but no change will affect any debt security already issued or as to which we have accepted an offer to purchase. We may issue debt securities with terms different from those of debt securities previously issued and may "reopen" a previous issue or a series of debt securities and issue additional debt securities of that issue or series.

    You should be aware that special U.S. Federal income tax, accounting and other considerations may apply to the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations if they apply.

PAYMENT AND PAYING AGENTS

    We will pay principal, interest and any premium on the debt securities in the designated currency or currency unit at the office of any paying agent we may designate. We may pay interest on the debt securities by check mailed to the persons in whose names the debt securities are registered on days specified in the indenture or any prospectus supplement. If any amount payable on any debt security or coupon remains unclaimed at the end of one year after the amount became due and payable, the paying agent will release any unclaimed amounts to us, and the holder of the debt security or coupon will look only to us for payment. The paying agent for the debt securities will be designated in the applicable prospectus supplement.

    We may designate the trustee for the debt securities of the related series, acting through its corporate trust office, as our sole paying agent for payments with respect to debt securities of the series.

GLOBAL SECURITIES

    The debt securities of a series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depositary, that will be identified in the applicable prospectus supplement. A global debt security may be issued in either registered or bearer form and in either temporary or permanent form. A debt security in global form may not be transferred except as a whole by the depositary for the debt security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

    If any debt securities of a series are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in the global debt security may exchange their interests for definitive debt securities of the series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium and interest, if any, on the global debt security. The prospectus supplement will also describe the material terms of the depositary arrangement for the global debt security.

COVENANTS

    The debt securities will not be secured by mortgage, pledge or other lien. We may agree in the indenture not to pledge or otherwise subject to any lien any property or assets of ours unless the debt securities are secured by such pledge or lien equally and ratably with all other obligations secured thereby.

    We anticipate that the indenture will create exceptions to this covenant for liens securing obligations that do not in the aggregate at any one time outstanding exceed a stated percentage of our consolidated net tangible assets, for obligations securing purchase money liens and for other liens incurred by us in the ordinary course of business.

SUCCESSOR CORPORATION

    The indenture may provide that we can consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation, provided, that:

    - either we will be the continuing corporation, or the successor corporation will be a corporation organized and existing under the laws of the United States or any state thereof and will expressly assume, by a supplemental indenture, executed and delivered to each trustee, in form satisfactory to each trustee, all of our obligations under the debt securities and the indenture; and

    - we or the successor corporation, as applicable, will not, immediately after such merger or consolidation, or such sale, lease or conveyance, be in default in the performance of any obligations under the indenture.

Subject to those limitations set forth in the indenture, a trustee may receive from us an officer's certificate and an opinion of counsel as conclusive evidence that any such consolidation, merger, sale, lease or conveyance, and any such assumption, complies with the provisions of the indenture.

SUPPLEMENTAL INDENTURES

    Supplemental indentures may be entered into by us and the appropriate trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of each such series affected by such modification or amendment. However, no supplemental indenture may, among other things, without the consent of each holder of any debt security affected:

    - reduce the principal amount or interest of any debt security;

    - change the maturity date of the principal, the interest payment dates or other terms of payment of any debt security; or

    - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is necessary to modify or amend the indenture.

    Under certain circumstances, supplemental indentures may also be entered into without the consent of the holders.

EVENTS OF DEFAULT

    The indenture will set forth those events, which will constitute events of default with respect to any series of debt securities. No event of default with respect to a particular series of debt securities issued under the indenture necessarily constitutes an event of default with respect to any other series of debt securities. The remedies for an event of default will be set forth in the indenture and applicable prospectus supplement.

    Any default with respect to a particular series of debt securities may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of that series, except a default:

    - in the payment of principal of, premium, or interest for which payment had not been subsequently made; or

    - in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of that series.

    We will be required to file with each trustee annually an officer's certificate as to the absence of defaults. The appropriate trustee may withhold notice to holders of any series of debt securities of any default with respect to that series (except in payment of principal, premium, if any, or interest) if it in good faith determines that it is in the interest of such holders to do so.

    Subject to the provisions of the indenture relating to the duties of a trustee in case an event of default shall occur and be continuing, a trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders have offered to the trustee reasonable indemnity or security against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to provisions in the indenture for the indemnification of a trustee and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the appropriate trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of the series.

SATISFACTION AND DISCHARGE OF THE INDENTURE

    The indenture will be discharged with respect to the debt securities of any series upon the satisfaction of certain conditions, including the following:

    - payment in full of the principal of, and premium, if any, and interest on all of the debt securities of that series; or

    - the deposit with the appropriate trustee of an amount in cash or United States government obligations sufficient for such payment or redemption, in accordance with the indenture.

TERMINATION

    We may terminate certain of our obligations under the indenture with respect to the debt securities of any series, including our obligations to comply with the restrictive covenants set forth in the indenture, with respect to the debt securities of that series, on the terms and subject to the conditions contained in the indenture, by depositing in trust with the appropriate trustee cash or United States government obligations sufficient to pay the principal of, and premium, if any, and interest on the debt securities of the series to their maturity in accordance with the terms of the indenture and the debt securities of the series. In that event, the appropriate trustee will receive an opinion of counsel stating that the deposit and termination will not have any federal income tax consequences to the holders.

THE TRUSTEES

    The indenture may contain certain limitations on the right of a trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. A trustee may be permitted to engage in other transactions with us; provided, however, that if a trustee acquires any conflicting interest it must eliminate such conflict or resign.

    The indenture may provide that, in case an event of default has occurred and is continuing, a trustee is required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its powers.

GOVERNING LAW

    The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

                              PLAN OF DISTRIBUTION

    We may sell the securities being offered hereby:

    - directly to one or more purchasers;

    - through agents;

    - to or through one or more dealers;

    - to or through one or more underwriters;

    - through one or more rights offerings to our stockholders; or

    - through a combination of any such methods of sales.

    The distribution of such securities pursuant to any prospectus supplement may occur from time to time in one or more transactions either:

    - at a fixed price or prices which may be changed;

    - at market prices prevailing at the time of sale;

    - at prices related to such prevailing market prices; or

    - at negotiated prices.

    We may solicit offers to purchase these securities directly or through agents designated by us from time to time. We will identify any such agent, who may be deemed to be our "underwriter" as that term is defined in the Securities Act, and set forth any commission payable by us to such agent in the applicable prospectus supplement.

    If we use a broker-dealer in the sale of the securities, we will sell the securities to the dealer, as principal. The dealer, who may be deemed to be an underwriter, may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

    If we use an underwriter in connection with this offering, we will execute an underwriting agreement with them at the time we sell the securities to them. We will also identify any such underwriters in the applicable prospectus supplement, which they will use to make resales of the securities to the public. In connection with the sale of the securities, they may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of such securities for whom they may act as agents. Underwriters may sell such shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Accordingly, we will set forth in the applicable prospectus supplement any underwriting compensation paid by us to underwriters in connection with this offering and any discounts, concessions or commissions allowed by underwriters to participating dealers.

    Underwriters, dealers, agents, dealer managers, and other persons may be entitled to indemnification by us against civil liabilities, including the liabilities under the Securities Act, or to contribution with respect to payments, which they may be required to make with respect to those liabilities. Underwriters, dealers, dealer managers and agents may engage in transactions with or perform services for us in the ordinary course of business.

    We may authorize underwriters, dealers, dealer managers, or other persons to solicit offers by some types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. Such contracts may be made with, for example, commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions. The prospectus supplement relating to such contracts will set forth the price to be paid for the securities, the contractual conditions, the commissions payable for solicitation of the contracts and the future delivery date(s) of the shares.

    The net proceeds to us from the sale of the securities will be the purchase price of the securities less any discounts or commissions and the other attributable expenses of issuance and distribution.

    From time to time, stockholders may sell common stock at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. At the time of sale, we will set forth in a prospectus supplement information about the selling stockholder, the terms of the sale and the plan of distribution.

                                 LEGAL MATTERS

    O'Melveny & Myers LLP, Los Angeles, California, will pass upon the validity of the securities offered by this prospectus. Counsel for the underwriters, dealers or agents, if any, will be set forth in an applicable prospectus supplement. Attorneys at O'Melveny & Myers LLP involved in this offering own 19,950 shares of our common stock.

                                    EXPERTS

    The financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended January 2, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, incurred by us in connection with the sale and distribution of the securities being registered. All amounts are estimates except the SEC registration fee and the NASD fee:

SEC registration fee........................................  $224,400
Printing and engraving expenses.............................   100,000
Legal fees and expenses.....................................   300,000
Accounting fees and expenses................................   100,000
Trustees fees...............................................    25,000
Blue Sky fees and expenses..................................     2,500
Miscellaneous expenses......................................    23,100
                                                              --------
    TOTAL...................................................  $775,000
                                                              ========

------------------------

*   To be provided by Amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under Delaware law, liability of a director may not be limited (a) for any breach of the director's duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (d) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of our certificate of incorporation is to eliminate the rights of us and our stockholders (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (a) through (d) above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek nonmonetary relief, such as an injunction or rescission, in the event of a breach of a director's duty of care. In addition, our certificate of incorporation provides that we shall indemnify our directors, officers, employees and agents against losses incurred by any such person because such person was acting in such capacity.

    We have entered into agreements with each of our directors and officers pursuant to which we have agreed to indemnify such director or officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer in or arising out of such person's capacity as a director, officer, employee and/or agent of us or any other corporation of which such person is a director or officer at our request to the maximum extent provided by applicable law. In addition, such director or officer is entitled to an advance of expenses to the maximum extent authorized or permitted by law.

    To the extent that our board of directors or our stockholders wish to limit or repeal our ability to provide indemnification as set forth in our certificate of incorporation, such repeal or limitation may not be effective as to directors and officers who are parties to the indemnification agreements, because their rights to full protection would be contractually assured by the indemnification agreements. It is anticipated that similar contracts may be entered into, from time to time, with our future directors and officers.

ITEM 16.  EXHIBITS

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
         4.1*           Indenture dated as of         ,     between Power-One and

         5.1            Opinion of O'Melveny & Myers LLP as to legality of the debt securities

        12.1            Calculation of ratio of earnings to fixed charges

        23.1            Consent of Deloitte & Touche LLP

        23.2            Consent of O'Melveny & Myers LLP (included in Exhibit 5.1)

        24.1            Power of Attorney (see page II-4)

        25.1*           Form T-1 Statement of Eligibility under the Trust Indenture
                        Act of 1939 of

------------------------

*   To be filed by amendment.

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bone fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on the 18th day of October, 2000.

                                                       POWER-ONE, INC.

                                                       By:            /s/ STEVEN J. GOLDMAN
                                                            -----------------------------------------
                                                                        Steven J. Goldman
                                                               CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven J. Goldman and Eddie K. Schnopp, and each or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 18th day of October, 2000.

                        NAME                                               TITLE
                        ----                                               -----
                /s/ STEVEN J. GOLDMAN
     -------------------------------------------       Chief Executive Officer and Chairman
                  Steven J. Goldman                      (Principal Executive Officer)

                /s/ EDDIE K. SCHNOPP                   Senior Vice President, Finance, Chief
     -------------------------------------------         Financial Officer and Secretary (Principal
                  Eddie K. Schnopp                       Financial Officer and Accounting Officer)

                /s/ KENDALL R. BISHOP
     -------------------------------------------       Director
                  Kendall R. Bishop

              /s/ DR. HANSPETER BRANDLI
     -------------------------------------------       Director
                Dr. Hanspeter Brandli

                /s/ JON E. M. JACOBY
     -------------------------------------------       Director
                  Jon E. M. Jacoby

                 /s/ JAY A. WALTERS
     -------------------------------------------       Director
                   Jay A. Walters

                                 EXHIBIT INDEX

EXHIBIT NO.             DESCRIPTION
-----------             -----------
        4.1*            Indenture dated as of         ,     between Power-One and

        5.1             Opinion of O'Melveny & Myers LLP as to legality of the
                          securities

       12.1             Calculation of ratio of earnings to fixed charges

       23.1             Consent of Deloitte & Touche LLP

       23.2             Consent of O'Melveny & Myers LLP (included in Exhibit 5.1).

       24.1             Power of Attorney (see page II-4)

       25.1*            Form T-1 Statement of Eligibility under the Trust Indenture
                          Act of 1939 of

------------------------

*   To be filed by amendment.